Exhibit (a)(1)(E)

VMWARE, INC. NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by VMware, Inc. to exchange some or all of your Eligible Options for New Options, subject to the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008 (the “Exchange Offer Memorandum”), and you would like to change your election and withdraw the tender of any of your Eligible Options, you must complete and sign the attached Notice of Withdrawal and return it to UBS Financial Services Inc. so that UBS receives it before 2:00 p.m., Pacific Time, on September 9, 2008, unless the Exchange Offer is extended by VMware.

Once the Notice of Withdrawal is signed and completed, please return it to UBS by one of the following three methods:

By Facsimile

UBS

Attention: The Greco Group at UBS

Facsimile: (860) 547-1997

By Email

Email a scanned or PDF copy to: SH-WMUS-VMWExchange@ubs.com

By Hand Delivery

Please see the “UBS Availability: Locations and Times” schedule which details where and when a UBS representative will be available on site for you to drop off your Notice of Withdrawal.

You are responsible for making sure that the Notice of Withdrawal is delivered as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that UBS receives your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until UBS receives your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal and remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Election Form you previously submitted.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from UBS via e-mail within two business days after the date you submitted it to UBS, or if you submit your Notice of Withdrawal less than two business days before September 9, 2008, please contact UBS, by phone at (860) 727-1515 or by email at SH-WMUS-VMWExchange@ubs.com to confirm that UBS has received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THE ATTACHED NOTICE OF WITHDRAWAL

UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

Capitalized terms used in this Notice of Withdrawal Instructions are further described and defined in the Exchange Offer Memorandum.

NOTICE OF WITHDRAWAL

To:	UBS Financial Services Inc.

Attention: The Greco Group

Facsimile: (860) 547-1997

Email: SH-WMUS-VMWExchange@ubs.com

I previously received a copy of the Offer to Exchange Certain Outstanding Stock Options for New Stock Options document, dated August 11, 2008, the Highlights of the VMware, Inc. Exchange Offer and the Election Form. I signed and returned the Election Form in which I elected to tender some or all of my Eligible Options. I understand that VMware will not accept any conditional or partial returns of individual Eligible Options and that, if I wish to withdraw my election, for each Eligible Option previously tendered, I must withdraw my election as to the entire Eligible Option.

Please check one of the boxes below. If no box is checked, I agree that ALL of the Eligible Options I previously elected to tender will be withdrawn from the Exchange Offer.

☐  I elect to withdraw from the Exchange Offer ALL of the Eligible Options I previously elected to tender; or

☐  I hold more than one Eligible Option and I elect to withdraw from the Exchange Offer ONLY the Eligible Option(s) listed below.

Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)

I further understand that, by signing this Notice of Withdrawal and delivering it to UBS, I withdraw my acceptance of and reject the Exchange Offer with respect to all of the Eligible Options I previously elected to tender, or, if I have listed Eligible Options above, only the Eligible Options listed above. By rejecting the Exchange Offer with respect to the Eligible Options, I understand that I will not receive any New Options in exchange for those Eligible Options and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that VMware has made no representations or warranties to me regarding my rejection of the Exchange Offer. The withdrawal of the Eligible Options is at my own discretion. I agree that VMware will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options.

I elect to withdraw all of the Eligible Options I previously elected to tender, or, if I have listed Eligible Options above, only the Eligible Options listed above and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Optionholder’s Signature	Date

Eligible Optionholder’s Name (please print)	Employee Email

Employee ID (Badge) Number	Employee Phone Number

Capitalized terms used in this Notice of Withdrawal are further described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008.